                                LICENSE AGREEMENT


         THIS LICENSE AGREEMENT (the "Agreement") made and effective as of this 30th day of June, 1996, by and between the UNIVERSITY OF PITTSBURGH - OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION, a non-profit education corporation organized under the laws of the Commonwealth of Pennsylvania, located at 911 William Pitt Union, Pittsburgh, Pennsylvania 15260 ("Pitt"), and GENVEC, INC., a for-profit corporation organized under the laws of the State of Delaware, having its principal place of business located at 12111 Parklawn Drive, Rockville, Maryland 20852 ("GenVec").

                               W I T N E S S E T H

         WHEREAS, GenVec is a biotechnology company involved in the field gene therapy and has committed to acquire and maintain the research and technical capabilities to develop, manufacture and market health care products; and

         WHEREAS, Pitt is the assignee and owner of certain Patent Rights (as defined below) related to inducible nitric oxide synthase ("iNOS") gene and GTP hydroxylase ("GTPH") gene; and

         WHEREAS, of even date herewith GenVec and Pitt have entered into a Research Agreement relating to the conduct by Pitt of sponsored research relating to iNOS for use in gene therapy; and

         WHEREAS, of even date herewith GenVec and Pitt have entered into a Stock Warrant Agreement pursuant to which GenVec has granted Pitt warrants to purchase GenVec common stock; and

         WHEREAS, Pitt wishes to grant to GenVec an exclusive worldwide license to the Patent Rights and GenVec wishes to obtain such a license, all on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and obligations herein set forth, the parties hereto agree as follows:


                                    SECTION 1
                                   DEFINITIONS

         The following terms shall have the following meanings as used in this
Agreement:

         1.1 "AFFILIATE" shall mean any corporation or other business entity which during the term of this Agreement controls, is controlled by, or is under common control with GenVec, but only for so long as such entity controls, is controlled by, or is under common control with GenVec. For this purpose, control means the possession of the power to direct or cause the direction of the management and the policies of an entity whether through ownership directly or indirectly of over fifty percent (50%) of the stock entitled to vote, and for non-stock organizations, the right to receive over fifty percent (50%) of the profits by contract or otherwise, or in countries where control of over fifty percent (50%) of such rights is not permitted in the country where such entity exists, the maximum permitted in such country.

         1.2 "CLINICAL AFFILIATE" shall mean any clinical or research entity operated or managed as a facility under the University of Pittsburgh Medical Center, whether or not owned by Pitt.

         1.3 "CONFIDENTIAL INFORMATION" shall mean (i) any proprietary or confidential information or material in tangible form disclosed hereunder that is marked as "confidential" at the time it is delivered to the receiving party, or (ii) proprietary or confidential information disclosed orally hereunder which is identified as confidential or proprietary when disclosed and the confidentiality of such disclosure is confirmed in writing within thirty (30) days by the disclosing party.

         1.4 "CORPORATE PARTNERSHIP" shall mean a written agreement entered into by GenVec with a corporate entity pursuant to which GenVec grants to such third party (a) a sublicense under the Patent Rights, which agreement provides that GenVec shall receive in excess of * in cash or cash equivalents in initial license fees and milestone payments, exclusive of royalties, from such entity in exchange for such rights, or (b) an option to acquire a sublicense under the Patent Rights or conduct a feasibility study with respect thereto pursuant to which GenVec is contractually guaranteed to receive a payment in cash or cash equivalents of * or more. It is understood and agreed that any amounts received by GenVec from a third party for the purchase of equity in GenVec, research and development, the license of intellectual property other than the Patent Rights, or reimbursement for patent or other expenses shall not be considered in determining whether the monetary threshold in (a) or (b) above has been satisfied.

         1.5 "DERIVED" shall mean a DNA sequence based on either the human iNOS or the human GTPH gene which is a fragment isolated from such gene, which fragment encodes a peptide with biological activity substantially functionally equivalent to the native iNOS or GTPH protein, as the case may be.

         1.6      "EFFECTIVE DATE" shall mean the date first written above.

         1.7 "FIELD" shall mean gene therapy using a DNA sequence encoding all or part of the iNOS gene, and/or the GTPH gene, and/or a sequence Derived from either or both such genes.

         1.8 "LICENSED PRODUCT" shall mean a gene therapy product containing an iNOS gene and/or a GTPH gene and/or a sequence Derived therefrom, which product is:

                    (i) covered by one or more Valid Claims of the Patent Rights in the country of manufacture or sale;

                   (ii) produced, processed or otherwise manufactured by a process or method covered by one or more Valid Claims of the Patent Rights in the country of such manufacture; or

                  (iii) used in a process and/or method covered by one or more Valid Claims of the Patent Rights in the country where such product is made or sold.

         1.9 "MANUFACTURING COSTS" shall mean (i) all direct and indirect costs related to the manufacture of a Licensed Product, including without limitation, costs for personnel, materials, quality control, regulatory compliance, administrative expenses, subcontractors, fixed and variable manufacturing overhead costs and business unit or division costs reasonably allocable to the manufacture, packaging and labeling of such Licensed Product, and the like, as determined and allocated by GenVec in accordance with generally accepted accounting principles (GAAP), consistently applied, or (ii) with respect to a Licensed Product purchased from a third party vendor, reasonable amounts actually paid to the vendor for such Licensed Product.

         1.10 "NET PROFIT" shall mean the Net Revenues received by GenVec with respect to Licensed Products, less:

                  (a) with respect to Net Revenues subject to Section 1.11
(c), (d) and (e), where GenVec or a third party which is not a sublicensee of GenVec manufactures a Licensed Product for sale by GenVec, an amount for such manufacturing equal to the greater of (i) * of Net Sales with respect to such Licensed Product, or (ii) * of the Manufacturing Costs related to such Licensed Product; and

                  (b) with respect to Net Revenues subject to Section 1.11 (d), any expenses incurred or accrued in connection with the unit packaging, labeling, marketing, distribution, sale or other disposition of the Licensed Product by GenVec, and general and administrative expenses relating to the preceding, as determined and allocated by GenVec in accordance with GAAP, consistently applied.

         1.11 "NET REVENUES" shall mean the gross revenues received by GenVec for:



                                      *

For the avoidance of doubt, it is understood and agreed that Net Revenues shall not include any amount received by GenVec from a third party for (i) the purchase of equity in GenVec, (ii) research or development, or (iii) reimbursement for patent expenses or other reimbursements. It is further understood and agreed that where GenVec has entered into a co-promotion agreement with a third party with respect to Licensed Products pursuant to which both parties have the right to commercialize such Licensed Products, Net Revenues shall only include those revenues received by GenVec with respect to such Licensed Products which GenVec has the contractual right to retain. It is further understood and agreed that Net Revenues shall not include Withholding Taxes (as defined in Section 4.11 below) paid with respect to sales of Licensed Products to governmental entities pursuant to applicable law.

         1.12 "NET SALES" shall mean the amounts received by GenVec and its sublicensees with respect to sales of Licensed Products to independent third parties, less (i) rebates, credits and cash, trade and quantity discounts, actually taken, (ii) excise taxes, sales, use, value added, and other consumption taxes and other compulsory payments to governmental authorities, actually paid, (iii) the cost of any shipping packages and packing, if billed separately, (iv) insurance costs and outbound transportation charges prepaid or allowed, (v) import and/or export duties and tariffs actually paid, (vi) amounts allowed or credited due to returns or uncollectible amounts, and (vii) amounts paid to independent third parties for intellectual property rights to manufacture, use, import or sell Licensed Products.

         1.13 "PATENT RIGHTS" shall mean (i) the patent applications and patents listed on Exhibit A hereto, and (ii) all patent applications and patents relating to a nucleic acid sequence encoding all or part of a gene for iNOS or GTPH or a sequence Derived therefrom, or methods of use thereof, or methods of making or use of a gene for iNOS or GTPH or, a sequence Derived therefrom, in each case, which is owned, in whole or part, or otherwise controlled by Pitt during the term of this Agreement, (iii) all divisions, continuations, continuations-in-part, and substitutions of any of the preceding, (iv) all foreign patent applications corresponding to any of the preceding applications or patents, and (v) all U.S. and foreign patents issuing on any of the preceding applications, including extensions, reissues, and re-examinations.

         1.14 "PIVOTAL TRIAL" shall mean a Phase III clinical trial (as prescribed by applicable FDA regulations) or a comparable trial designed to provide statistically significant evidence of the safety and efficacy of a Licensed Product in humans sufficient to obtain regulatory approval for the sale of such Licensed Product.

         1.15 "PLA" shall mean a Product License Application, as defined in the U.S. Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.

         1.16 "RESEARCH AGREEMENT" shall mean that certain Research Agreement entered into by Pitt and GenVec on an even date herewith, a copy of which is attached hereto as Exhibit B.

         1.17 "TRANSFER SALES" shall mean the amounts received by GenVec with respect to sales of Licensed Products to its sublicensees, less: (i) rebates, credits and cash, trade and quantity discounts, actually taken, (ii) excise taxes, sales, use, value added, and other consumption taxes and other compulsory payments to governmental authorities, actually paid, (iii) the cost of any shipping packages and packing, if billed separately, (iv) insurance costs and outbound transportation charges prepaid or allowed, (v) import and/or export duties and tariffs actually paid, (vi) amounts allowed or credited due to returns or uncollectible amounts, and (vii) amounts paid to independent third parties for intellectual property rights to manufacture, use, import or sell Licensed Products.

         1.18 "VALID CLAIM" shall mean a claim of an issued and unexpired patent included within the Patent Rights which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

                                    SECTION 2
                                     PATENTS

         2.1 ASSIGNMENT. With respect to the Patent Rights, Pitt warrants to GenVec that Pitt has obtained from each person who is an inventor on the Patent Rights, or any part thereof, a valid and enforceable assignment of any and all rights thereto or thereof to Pitt.

         2.2 PATENT PROSECUTION. Pitt shall be responsible, using patent counsel acceptable to GenVec, for the filing, registration, prosecution and maintenance of all patent applications and patents within the Patent Rights in the United States and in those countries listed on Exhibit C attached hereto. GenVec shall be responsible, but shall have no obligation, as to such activities in all other countries. GenVec shall pay all reasonable costs and expenses actually incurred by Pitt with respect to such activities incurred during the term of this Agreement, subject to receipt by GenVec of an accounting of such expenses in a form acceptable to GenVec. GenVec shall have reasonable opportunities to advise Pitt concerning, and Pitt shall cooperate with GenVec with respect to, filing, registration, prosecution and maintenance of all patent applications and patents within the Patent Rights. For purposes of this Agreement, "reasonable opportunities" shall mean that GenVec shall receive from Pitt or its patent counsel copies of all documents and materials relating to filing, registration, prosecution and maintenance of patent applications and patents within the Patent Rights as soon as is reasonably practical after Pitt has received such documents and materials and at least forty-five (45) days before any date imposed upon Pitt for action or response with respect to such patent applications or patents. Pitt agrees to consider GenVec's comments concerning such documents and materials, and shall use its best efforts to incorporate into the final version of such documents and materials any change(s) and/or claim(s) requested by GenVec thereof submission prior to the applicable government agencies or other parties.

         2.3 COPIES. Pitt shall provide GenVec true copies of all amendments, replies, official actions and other documents relating to the filing, registration, prosecution and maintenance by Pitt of patents and patent applications included within the Patent Rights, promptly as such become available.

                                    SECTION 3
                                GRANT OF LICENSE

         3.1 LICENSE GRANT. Subject to the rights of the United States government, if any, as set forth in 35 U.S.C. Section 200 ET SEQ., Pitt hereby grants to GenVec an exclusive, worldwide license and right, including the right to grant and authorize sublicenses, in and to all Patent Rights to make, have made, use, import, offer for sale, sell and otherwise exploit Licensed Products in the Field. Notwithstanding the above, Pitt reserves a royalty-free, nontransferable, nonexclusive right to practice under the Patent Rights, and/or otherwise utilize the Patent Rights for its own noncommercial educational and research purposes.

         3.2      SUBLICENSES

                  3.2.1 BY GENVEC. GenVec may sublicense its rights hereunder on notice to Pitt. In any sublicense GenVec shall require:

                           (i)      any and all sublicensees to be subordinate
to and consistent with the terms and conditions of this Agreement; and

                           (ii)     the sublicensees to maintain, for no less
than three (3) years following each sale of Licensed Products, records adequate to permit determination of royalties to be paid by GenVec pursuant to this Agreement.

                  3.2.2    *

                  3.2.3 SURVIVAL. In the event of any termination of this Agreement, any such sublicense shall remain in full force and effect and shall be assigned by GenVec to Pitt; provided, however, that the financial obligations of each sublicense to Pitt shall be limited to the amounts that GenVec would have been obligated to pay to Pitt for the activities of such sublicensee pursuant to this Agreement.

                                    SECTION 4
                                  CONSIDERATION

         4.1 WARRANTS. In partial consideration of the license granted herein, of even date herewith GenVec has granted Pitt a warrant to purchase shares of GenVec stock pursuant to the terms of the Stock Warrant Agreement.

         4.2 PAST PATENT COSTS. Within thirty (30) days following the Effective Date and receipt by GenVec of supporting documentation from Pitt, GenVec shall reimburse Pitt for Pitt's reasonable out-of pocket expenses to date in the filing and prosecution of the Patent Rights.

         4.3 MILESTONES. In addition to the foregoing, GenVec shall pay to Pitt the following amounts at the times indicated:

                    (i) within thirty (30) days of the Effective Date, * ; provided, however, that any amounts paid to Pitt by GenVec pursuant to this
Section 4.3 shall be fully creditable against the amount due Pitt pursuant to
Section 4.2;

                   (ii) within thirty (30) days following the initiation of human clinical trials of the first Licensed Product, * ;

                  (iii) within thirty (30) days following the initiation of a Pivotal Trial with respect to the first Licensed Product, * ;

                   (iv) within thirty (30) days following filing of a PLA to market the first Licensed Product, * ; and

                    (v) within thirty (30) days following the receipt of final regulatory approval to market a Licensed Product in the United States,
* .

The foregoing payments shall be fully creditable against any amounts due Pitt pursuant to Section 4.4 or 4.5 below.

         4.4 PROFIT SHARING. Subject to Section 4.6 below, in partial consideration of the license granted herein, GenVec shall pay to Pitt * of the Net Profits.

         4.5 MINIMUM ROYALTY. Notwithstanding Section 4.4 above, with respect to sales of Licensed Products (including sales of Licensed Products in connection with a co-promotion relationship) made in countries where there is a Valid Claim covering such Licensed Products, subject to Section 4.6, GenVec shall pay to Pitt no less than * of Net Sales of Licensed Products. All payments made under this Section 4.5 and Section 4.6 below shall be fully creditable against any amounts due Pitt under Section 4.4.

         4.6 COMBINATION PRODUCTS. In the event that a Licensed Product is sold in combination with one or more other product(s) (excluding any products which have no therapeutic utility) or active therapeutic agent(s) which are not Licensed Products, Net Revenues from such sales for purposes of calculating the amounts due under Sections 4.4 and 4.5 above shall be calculated by multiplying the Net Revenues of that combination by the fraction A/(A + B), where A is the gross selling price of the Licensed Product sold separately and B is the gross selling price of the other product or active therapeutic agent(s) sold separately. In the event that no such separate sales are made by GenVec, Net Sales Receipts for royalty determination shall be as reasonably allocated by GenVec between such Licensed Product and such other product, based upon their relative importance and proprietary protection. In the event that Pitt believes such allocation is inequitable and the parties are unable to resolve such dispute, the matter may be submitted to arbitration pursuant to Section 14.11 below.

         4.7 OTHER TECHNOLOGY AND PRODUCTS. It is understood and agreed that in the event GenVec enters into an agreement with a third party which provides such third party rights to the Patent Rights and/or Licensed Products and intellectual property other than the Patent Rights and/or products other than Licensed Products, pursuant to which it receives license fees and/or milestone payments with respect to (i) intellectual property other than the Patent Rights for use in the development or commercialization of products other than Licensed Products, or (ii) products other than Licensed Products, the portion of such amounts which constitute Net Profits shall be as reasonably determined by GenVec based on an allocation between the amounts attributable to the Patent Rights or Licensed Product and such other intellectual property or product, based upon their relative importance and proprietary protection, and GenVec shall only pay to Pitt that portion of such amounts reasonably attributable to the Patent Rights or Licensed Product, as the case may be. In the event that Pitt believes such allocation is inequitable and the parties are unable to resolve such dispute, the matter may be submitted to arbitration pursuant to Section 14.11 below.

         4.8 PAYMENTS. GenVec shall pay amounts due Pitt pursuant to this Section 4 within sixty (60) days after the last day of the calendar quarter in which they are received. All payments due hereunder shall be made in U.S. dollars, and shall be made by bank wire transfer in immediately available funds to an account designated by Pitt.

         4.9 PAYMENT TERM. Payments due under this Section 4 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis and shall be payable until the later of expiration of the last-to-expire issued Valid Claim covering a Licensed Product in such country.

         4.10 WITHHOLDING TAXES. All amounts required to be paid to Pitt pursuant to this Agreement may be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States ("Withholding Taxes"). Upon Pitt's request, GenVec shall provide to Pitt a certificate evidencing GenVec's payment of any Withholding Taxes hereunder.

         4.11 OTHER FACTORS AFFECTING PAYMENT. As to countries covered by this Agreement which require governmental approval for remitting payments out of the country or which limit the amount of payments payable within the country, if the payments made hereunder by GenVec to Pitt in respect of Net Revenues from sales of Licensed Products exceed the rate approved or permitted by such country, then the rate of payment payable by GenVec in respect of sales of Licensed Products sold in such country shall be the maximum rate approved or permitted by that country.

         4.12 LOCAL PAYMENT. If any portion of the payments due Pitt hereunder cannot be remitted from a country because of government control, and it is legally permissible to remit such payments within the country, then GenVec shall have the obligation and the right to deposit in a bank of Pitt's election in such country and in trust for Pitt that portion of payments that could not be remitted from the country.

                                    SECTION 5
                                 CLINICAL TRIALS

         5.1 CLINICAL TRIAL SITES. GenVec shall use reasonable efforts, subject to prudent business and scientific judgment, to select Pitt and its Clinical Affiliates as a principal clinical trial site in the United States for conducting, at GenVec's sole discretion, at least one Phase I, Phase I/II, Phase II, Phase II/III, or Phase III clinical trial of Licensed Products, unless GenVec, in its reasonable business or scientific judgment, determines that the conduct of a clinical trial at Pitt or its Clinical Affiliates is impracticable for any reason, including, without limitation, unavailability of adequate facilities to conduct such trial or of facilities comparable to those available at other prospective clinical trial sites, inadequate access to a patient population suitable for the proposed clinical trial, and clinical requirements specified by Pitt, its Clinical Affiliates, or any government regulatory agency having jurisdiction over such clinical trial. In the event that Dr. Timothy R. Billiar, a member of the faculty of Pitt, ceases to be employed by Pitt before or after initiation of any such clinical trial, or otherwise becomes unavailable for any reason to supervise the conduct of any such clinical trial, or in the event GenVec grants a sublicense in respect of commercialization of Licensed Products, the foregoing clinical trial obligations shall no longer apply; provided, however, that GenVec shall use reasonable efforts to encourage any such sublicensee to consider conducting a clinical trial in respect of a Licensed Product at Pitt or its Clinical Affiliates. Pitt agrees to respond to all proposals regarding any clinical trials in a timely fashion and to diligently pursue any such trials as shall be undertaken at Pitt or at any Clinical Affiliate, on mutually agreed terms at least as favorable to GenVec as those charged by Pitt or by such Clinical Affiliate to a third party for comparable clinical trials. Both parties hereby agree that no obligation to conduct such clinical trials is created hereunder.

         5.2 MATERIAL TRANSFER. Any reagents or other materials prepared in laboratories at Pitt disclosed in the Patent Rights, or otherwise relating to materials and/or methods covered by the Patent Rights, shall be the property of Pitt, subject to the license granted GenVec herein. Pitt agrees, upon GenVec's request and without additional consideration, to provide reasonable quantities of such reagents and materials to enable GenVec to exploit the rights and license granted to GenVec by Pitt under this Agreement.

                                    SECTION 6
                       SUPPLY OF LICENSED PRODUCTS TO PITT

         6.1 PITT ACCESS. During the term of this Agreement, GenVec shall, consistent with applicable law, its prudent business and scientific judgment and its ability to supply Licensed Products, sell Licensed Products to Pitt and its Clinical Affiliates for end use by such entities, at such times and in such quantities as are mutually agreed.

         6.2      TERMS. GenVec will sell each Licensed Product to Pitt *

                                    SECTION 7
                                  INFRINGEMENT

         7.1      EXTINGUISHMENT OF INFRINGEMENT.

                  7.1.1 BY GENVEC. If, in GenVec's opinion, any patent contained within the Patent Rights has been infringed, GenVec shall bring such alleged infringement to the attention of Pitt, and GenVec may, at its election and expense, after giving written notice to Pitt, take such steps as it may consider necessary to prosecute such infringement at its own expense in Pitt's name, subject to GenVec's maintaining ongoing consultations with Pitt with respect to such infringement and absent Pitt's reasonable objection to enforcing such Patent Rights. GenVec shall also have the right to defend and control any declaratory judgment action, opposition or interference relating to any of the patent applications or patents within the Patent Rights. Pitt shall have the right, at its own expense, to be represented by counsel in any such proceeding.

                  7.1.2    BY PITT. If GenVec, within * after notifying
Pitt, has failed to bring suit or to take and maintain other appropriate corrective action, Pitt shall then have the right to bring such suit or take such action at its own expense. In any litigation brought by Pitt, GenVec shall have the right, at its own expense, to be represented by counsel. If Pitt elects to bring suit or take and maintain such other corrective action, it will provide GenVec with written notice of that decision. If Pitt fails to bring suit or maintain such other action within * after notifying GenVec, GenVec shall again have the right to do so. If Pitt brings a suit or takes other corrective action and prevails against the infringer, as evidenced by a final judgment or decree to such effect in favor of Pitt, it shall notify GenVec. Notwithstanding the foregoing, neither party shall have the right to settle any suit brought pursuant to this Section 7.1 without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         7.2 AMOUNTS RECOVERED. In any litigation brought solely by Pitt, any amounts recovered from any unauthorized user will be paid to Pitt. In any litigation brought by GenVec, any amounts recovered from any unauthorized user shall be paid to GenVec. The amount of any such damages recovered by GenVec shall, after first deducting GenVec's out-of-pocket expenses (including attorneys and expert fees) in bringing and prosecuting the action which resulted in such damages, be added into Net Sales Receipts for the fiscal quarter in which such damages were received by GenVec. If GenVec, while successful in enforcing the Patent Rights, recovers less than its out-of-pocket expenses incurred as a result of such litigation, GenVec shall be entitled to deduct from payments otherwise due to Pitt hereunder * of the difference between any amount received and those amounts expended by GenVec in the conduct of such litigation.

         7.3 INDEMNITY. In any litigation brought by GenVec, GenVec shall indemnify, defend and hold harmless Pitt with respect to any counterclaim brought against Pitt; provided, however, that in the event of a counterclaim based on the negligence or willful misconduct of Pitt, GenVec shall not be responsible for costs of any settlement, award or any defense or other associated costs after judgment to the extent (on a pro rated basis) such award is based on Pitt's negligence or willful misconduct.

         7.4 CLAIMS OF INFRINGEMENT If the practice by GenVec of the license granted herein results in any claim of infringement of an intellectual property right of third party against GenVec, GenVec shall have the exclusive right to defend any such claim, suit or proceeding, at its own expense, by counsel of its own choice and shall have the sole right and authority to settle any such suit; provided, however, Pitt shall cooperate with GenVec, at GenVec's reasonable request, in connection with the defense of such claim. GenVec shall be entitled to offset any costs and expenses (including attorneys and professional fees) incurred in connection with any such proceeding against any amounts it would otherwise owe Pitt under Article 4, up to a maximum of
* of such amounts.

                                    SECTION 8
                                   PUBLICATION

         It is Pitt's policy that Pitt or any of its employees shall be free to disclose any scientific work done by it or its employees in the form of presentations at scientific meetings and publications in scientific journals. However, Pitt shall give GenVec not less than forty-five (45) days prior notice of presentations and meetings and will delay publications for no more than sixty
(60) days to allow for review by GenVec of the material to be published to determine if it should be the subject of patent applications and for patent applications to be prepared and filed where it is found to be appropriate. GenVec shall have the right to extend the foregoing periods by an additional sixty (60) days with the prior consent of Pitt, which consent shall not be unreasonably withheld.



                                    SECTION 9
                                  DUE DILIGENCE

       9.1 REASONABLE EFFORTS. GenVec agrees to use reasonable efforts to diligently develop and commercialize at least one Licensed Product and obtain such approvals as may be necessary for the sale of such Licensed Product in the United States and such other worldwide markets as GenVec elects to commercialize the Licensed Product. GenVec's efforts shall be comparable to those efforts GenVec makes with respect to its other products of comparable value, stage of development and patent protection. The selection of Licensed Products for development and commercialization shall be in the sole discretion of GenVec, and GenVec may satisfy its obligations under this Section 9 itself or through a sublicensee. GenVec shall notify Pitt within thirty (30) days after the first commercial sale of each Licensed Product.

         9.2 MILESTONE. Without limiting the foregoing Section 9.1, GenVec shall have the specific obligation to use its reasonable efforts consistent with its prudent business and scientific judgment to commence human clinical trials of at least one (1) Licensed Product within * following the Effective Date. If GenVec fails to meet the foregoing milestone within the time specified, the parties shall in good faith review whether GenVec has materially satisfied its obligations. If Pitt, in good faith, concludes that GenVec has failed in this respect, it shall notify GenVec in writing and GenVec shall have * in which to cure such failure, provided that such failure can be cured within * . If such failure can be cured within * and if GenVec has not cured such failure within such time, Pitt shall have the right to convert the exclusive license granted herein to a non-exclusive license on written notice to GenVec, provided that such conversion is consistent with a determination of the arbitrators pursuant to Section 14.11 hereof that GenVec has failed to exercise due diligence in the development of Licensed Products pursuant to its obligations under this Section 9. In such event, Pitt shall not enter into any other agreement with a third party on more favorable terms than those contained herein without providing GenVec an opportunity to obtain the benefit of such more favorable terms.

         9.3 COOPERATION. It is understood and agreed that the parties intend to reasonably confer and cooperate with each other, without charge, in the research and development of Licensed Products and shall establish a committee of four (4) members with the representatives from each of Pitt and GenVec to participate in such activities. Such committee shall meet not less than approximately twice a year, at sites agreed by the committee. GenVec shall provide to Pitt annual reports regarding its plans for developing and commercializing the Licensed Products and provide Pitt an opportunity to comment thereon. Prior to entering into any Corporate Partnership, GenVec shall disclose to Pitt the identity of the potential partner and the nature and scope of the agreement under discussion.



                                   SECTION 10
                                 CONFIDENTIALITY

         10.1 CONFIDENTIALITY. The parties acknowledge that during the term of this Agreement each may have access to confidential, proprietary or trade secret information of the other party. Except as expressly provided herein, during the term of this Agreement and for five (5) years thereafter each party shall maintain such information received from the other party as confidential, not disclose it to others, limit access to it to those employees with a need to know and take such action as shall be reasonably necessary to ensure that its employees will not disclose it to others. Confidential, proprietary or trade secret information must be designated as such by disclosing party in writing at or before the disclosure if such disclosure is made in writing, or if the disclosure is not made in writing within thirty (30) days of the disclosure.

         10.2 PERMITTED DISCLOSURES. Notwithstanding the foregoing, confidential, proprietary and trade secret information shall not include any of the following:

                 10.2.1 information which is or becomes publicly available without fault by the receiving party;

                 10.2.2 information which, as shown by written records, was known by the receiving party as of the Effective Date;

                 10.2.3 information which, as shown by written records, is obtained by the receiving party from a third party with no obligation of confidentiality; or

                 10.2.4 information which, as shown by written records, was independently developed by the receiving party by employees having no access to information under this Agreement.

In addition, each party may disclose otherwise confidential, proprietary or trade secret information to the extent that such disclosure is reasonably necessary in practicing the license granted herein, in filing, registering, prosecuting, protecting, maintaining or otherwise defending patents and patent applications, prosecuting or defending litigation, complying with applicable governmental law or regulations, and conducting clinical trials. GenVec may, further, disclose confidential information to a potential sublicensee or as reasonably required in the course of a contemplated public offering or private financing. All reports provided to Pitt by GenVec and its sublicensees pursuant to this Agreement shall be treated as Confidential Information of GenVec.

                                   SECTION 11
                                    PUBLICITY

Nothing contained in this Agreement shall be construed as conferring any right of one party to use in advertising, publicity or other promotional activities any name, indicia, trade name, trademark or other designation (including any contraction, abbreviation or simulation of any of the foregoing) of the other party hereto without such party's prior written consent. Except as required by law or regulation, each party hereto further agrees not to use, refer or disclose the terms of this Agreement in any public announcement or in any private communication to a third party or to use the name of the other party in promotional activity without the express written approval of the other party; provided, once a disclosure has been approved a party may make disclosures which do not materially differ therefrom without obtaining further approvals from the other party. GenVec agrees that it will not use the indicia or names of Pitt or any of its personnel, agents or trustees in the advertising, promotion or labeling of any Licensed Products or in the promotion, advertising or public description of GenVec, its Affiliates, sublicensees or employees without the prior written approval of Pitt; provided, once a disclosure has been approved GenVec may make disclosures which do not materially differ therefrom without obtaining further approvals from Pitt.



                                   SECTION 12
                         WARRANTIES AND INDEMNIFICATION

         12.1 PITT. Pitt represents and warrants that: (i) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on the part of Pitt; (ii) it is the sole and exclusive owner of all right, title and interest in the Patent Rights; (iii) it has informed GenVec that it has previously exclusively licensed certain of the Patent Rights to a third party and that such third party has provided Pitt notice of its termination of such license effective as of September 3, 1996, but otherwise the Patent Rights are free and clear of any lien, encumbrance, security interest and restriction on license; (iv) it has informed GenVec that it has previously exclusively licensed certain of the Patent Rights to a third party and that such third party has provided Pitt notice of its termination of such license effective as of September 3, 1996, but otherwise Pitt has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in and to the Patent Rights, or any portion thereof, inconsistent with the license granted to GenVec herein; and (v) there are no actions, suits, investigations, claims or proceedings pending or threatened in any way relating to the Patent Rights.

         12.2 GENVEC. GenVec represents and warrants that: (i) it is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware; and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of GenVec.

         12.3 DISCLAIMER OF WARRANTIES. Pitt makes no representations or warranties that any of the Patent Rights are valid or that the manufacture, use or sale of Licensed Products will not infringe upon any patent or other rights owned by third parties. PITT MAKES NO WARRANTIES WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS OF ANY LICENSED PRODUCT, INVENTION OR MATERIALS FOR A PARTICULAR PURPOSE, AND GENVEC AND ITS SUBLICENSEES AND DISTRIBUTORS SHALL MAKE NO STATEMENTS, REPRESENTATIONS OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES WHICH IMPLY THAT PITT HAS MADE ANY SUCH WARRANTY.

         12.4 INDEMNITY. GenVec will defend, indemnify and hold harmless Pitt, its directors, officers, medical and professional staff, employees and agents and their successors (the "Indemnitees") from and against any and all obligations, claims, demands, damages, judgments, causes of action, losses, costs and expenses of any kind and nature including, without limitation, court costs, expenses and attorneys' fees incurred by or imposed upon the Indemnitees or any of them in connection with a claim by a third party based on the death, personal injury, illness, property damage or product liability arising out of any use, sale or other disposition of any Licensed Product by GenVec or its sublicensees, distributors or other transferee. GenVec's obligation to protect, defend, indemnify and hold harmless hereunder shall survive the termination and term of this Agreement, but shall exclude awards and defense and other costs to the extent (on a pro rated basis) they result or are alleged to have resulted from the negligence or willful misconduct of Pitt.

         12.5 INSURANCE. Before the start of clinical trials of any Licensed Product, GenVec at its sole cost and expense shall procure and maintain comprehensive general liability insurance policies for no less than
* combined single limit. In addition, GenVec shall carry product liability insurance, or, in its reasonable business judgment, self-insure for, the greater of the usual limits carried by GenVec for other products it is then selling or a single limit of no less than * aggregate. These minimum limits and coverages are to be noted on certificates of insurance naming Pitt as additional insured and delivered to Pitt, together with copies of any and all such insurance policies prior to the clinical testing, if any, or the sale of any Licensed Product. The insurer will give Pitt thirty (30) days prior written notice of cancellation or non-renewal of such insurance. GenVec shall maintain such insurance for a reasonable period beyond the expiration or termination of this Agreement during the period that any Licensed Product is being distributed or sold by GenVec.

                                   SECTION 13
                              TERM AND TERMINATION

         13.1 TERM. Unless sooner terminated in a manner provided herein, this Agreement shall continue in force on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last-to-expire of all Valid Claims in such country included in the Patent Rights. Following such an expiration, GenVec shall have a non-exclusive, royalty-free, irrevocable license in such country, with respect to all non-patented intellectual property subject to this Agreement.

         13.2 TERMINATION FOR CAUSE. This Agreement may be terminated by either party as follows:

                 13.2.1 INSOLVENCY. If the other party is adjudicated insolvent, or files a petition for bankruptcy or liquidation or is unsuccessful in effecting a dismissal within * of any involuntary petition filed against it for bankruptcy or liquidation, or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due; or

                 13.2.2 UNCURED MATERIAL BREACH. Except as otherwise provided herein, upon material breach of any of the terms or conditions of this Agreement by the other party, if such breach has not been cured within * of the non-breaching party giving written notice thereof to the breaching party. Any such termination shall become effective upon the end of such period unless the breaching party (or any other party on its behalf) has cured such breach or default prior to the end of the * period; provided, however, if either party receives notification from the other party of a material breach and the party alleged to be in breach notifies the other party that it disputes such alleged breach, then the matter shall be submitted to arbitration pursuant to Section 14.11 below. In such event, no termination shall become effective unless the arbitrators have determined that a material breach has occurred and the breaching party fails to cure such breach within the period for such cure specified by the arbitrators.

         13.3 PERMISSIVE TERMINATION. Until November 30, 1996, GenVec may terminate this Agreement with respect to all or part of the Patent Rights and/or any country with thirty (30) days notice to Pitt. After November 30, 1996, GenVec may, consistent with its prudent business and scientific judgment, terminate this Agreement with respect to all or part of the Patent Rights and/or any country with * notice to Pitt.

         13.4     EFFECT OF TERMINATION.

                  13.4.1 ACCRUED OBLIGATIONS. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to such termination, nor shall it preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

                  13.4.2 RETURN OF CONFIDENTIAL INFORMATION. Upon any termination of this Agreement each party shall return to the other party all Confidential Information received from the other party (except one copy of which may be retained for archival purposes), and neither party shall use any such Confidential Information of the other party for any purpose.

                  13.4.3 STOCK ON HAND. In the event this Agreement is terminated for any reason, GenVec, its Affiliates and its sublicensees shall have the right to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement then on hand, subject to the right of Pitt to receive payment thereon as provided in Section 4.

         13.5    SURVIVAL. Sections 7.3, 10.1, 10.2, 12.1 through 12.5, 13.4,
13.5, and 14.1 through 14.5 and Paragraph 3.2.3 shall survive expiration or termination of this Agreement for any reason.



                                   SECTION 14
                                  MISCELLANEOUS

         14.1 ENTIRE UNDERSTANDING. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understanding, writings and discussions between the parties as to the subject matter hereof.

         14.2 AMENDMENTS; WAIVERS. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such conditions or term or of any other condition or term.

         14.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         14.4 FORCE MAJEURE. Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; earthquakes; floods; explosions; riots; wars; rebellion; and sabotage. Any time for performance imposed hereunder shall be extended by the actual time of delay caused by any such occurrence.

         14.5 GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

         14.6 ASSIGNMENT. This Agreement shall not be assignable by Pitt without GenVec's prior written consent, not to be unreasonably withheld by GenVec, except that Pitt shall not require GenVec's consent to assign its right to receive royalties payable herein. This Agreement shall not be assignable by GenVec without Pitt's prior written consent, not to be unreasonably withheld by Pitt, except that GenVec shall not require Pitt's consent to assign this Agreement to any Affiliate of GenVec, or to any entity acquiring GenVec or substantially all of the assets of GenVec as to which this agreement relates whether by sale, operation of law or otherwise, or to any successor entity of GenVec as the result of a merger or consolidation. GenVec shall, however, give Pitt at least sixty

(60) days prior written notice of any such assignment. In the event of any such assignment, the assignee shall assume and be bound by all of the terms and conditions of this Agreement.

         14.7 NOTICES. Any payment, notice or other communication required or permitted to be given to either party hereto shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or telecopied (with confirmed answerback) to the number provided by the other party, or five (5) days after mailing in the United States by certified first-class United States mail, postage paid, return receipt requested, to the other party's address as set forth hereinabove or to such other address as a party shall designate by written notice to the other party.

         14.8 HEADINGS. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         14.9 EFFECTIVE DATE. This Agreement will not be binding upon the parties until it has been signed below by or on behalf of both parties hereto, in which event it shall be effective as of the date first above written.

         14.10 SEVERABILITY. If any provisions of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal, or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible, but which shall be valid, legal and enforceable.

         14.11 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the Commonwealth of Pennsylvania in accordance with the then-current Licensing Rules of the American Arbitration Association. No arbitrator shall have any power to ignore or modify any of the provisions of this Agreement, and their jurisdiction shall be limited accordingly. However, the decision of the arbitrators shall be conclusive, binding and non-appealable and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The expenses of any arbitration shall be shared equally by the parties. The board of arbitrators shall be composed of three panelists of sufficient education and experience to address competently the matter submitted to the panel for resolution. The board shall be composed of one member selected by Pitt, one selected by GenVec, and one selected jointly by GenVec and Pitt.

         14.12 INDEPENDENT CONTRACTORS. The relationship of Pitt and GenVec established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between GenVec and Pitt. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

         14.13 FURTHER ASSURANCES. At any time or from time to time on and after the date of this Agreement, either party shall at the request of the other party (i) deliver to the other party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as the other party may reasonably deem necessary or desirable in order for the other party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

         14.14 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

         14.15 RIGHT TO DEVELOP INDEPENDENTLY. Nothing in this Agreement will impair GenVec=s right to independently acquire, license, develop for itself, or have others develop for it, similar technology performing similar functions as the Licensed Technology or to market and distribute products based on such other technology.

         IN WITNESS WHEREOF, both Pitt and GenVec have executed this Agreement, in duplicate original, by their respective officers hereunto duly authorized, as of the day and year first written above.


                                     GENVEC, INC.


                                     By:
                                            ----------------------------
                                     Title:
                                            ----------------------------
                                     Date:
                                            ----------------------------


                                     UNIVERSITY OF PITTSBURGH - OF
                                     THE COMMONWEALTH SYSTEM OF
                                     HIGHER EDUCATION


                                     By:
                                            ----------------------------
                                     Title:
                                            ----------------------------
                                     Date:
                                            ----------------------------

                                    EXHIBIT A

                   U.S. PATENTS AND PATENT APPLICATIONS WITHIN
                   THE PATENT RIGHTS AS OF THE EFFECTIVE DATE



                                        *

                                    EXHIBIT B

                               RESEARCH AGREEMENT

                          GENVEC - RESEARCH AGREEMENT

         This Research Agreement ("Agreement") is entered into this 30th day of June, 1996 (the "Effective Date"), by and between GenVec, Inc., a corporation organized under the laws of the State of Delaware and having an office at 12111 Parklawn Drive, Rockville, Maryland 20852, hereinafter referred to as SPONSOR;


                                       and


         University of Pittsburgh of the Commonwealth System of Higher Education, a nonprofit Pennsylvania corporation having an office at Office of Research, 350 Thackeray Hall, Pittsburgh, Pennsylvania 15260, hereinafter referred to as UNIVERSITY.

                                     WITNESSETH

         WHEREAS, SPONSOR desires the research services of UNIVERSITY and UNIVERSITY desires and agrees to provide such services to SPONSOR;

         NOW, THEREFORE, inconsideration of the mutual promises and undertakings set forth herein, the parties agree as follows:

         1.       SCOPE OF WORK

                  1.1 UNIVERSITY agrees to use its best efforts to perform services for SPONSOR according to the Statement of Work which shall be agreed by the parties and attached hereto as Appendix A. Such services shall be hereinafter referred to as the PROJECT and shall be under the direction of Dr. Timothy R. Billiar ("Dr. Billiar") as PRINCIPAL INVESTIGATOR. The research activities described in Appendix A (Statement of Work and Budget) concern further research relating to certain technology in the area of gene therapy and inducible nitric oxide synthase ("iNOS") gene.

                  1.2 UNIVERSITY hereby represents and warrants that pursuant to uniformly applied UNIVERSITY policies all inventions or other intellectual property conceived, reduced to practice or otherwise developed by any participant in the PROJECT is required to be assigned to the UNIVERSITY.

         2.       TERM

                  2.1 The term of this Agreement shall commence on the effective date of this Agreement as set forth above and continue for a period of two (2) years. In the event that results and data obtained in such period indicate, in SPONSOR's opinion, that continued work is justified, the term of this Agreement shall be extended for a third year.

                  2.2 Except as provided in Section 2.1, any extension of this Agreement must be in writing upon terms mutually agreeable to the parties hereto.

         3.      PAYMENT

                 3.1 During the term of this Agreement, SPONSOR agrees to pay to UNIVERSITY initial funding at an annualized rate of One Hundred Thousand Dollars ($100,000) (the "Initial Funding Rate") for services to be provided under this Agreement in accordance with the following annual payment schedule:

                        (a) In the first year of the term of this Agreement, Twenty-Five Thousand Dollars ($25,000) on execution of this Agreement, and for each year thereafter during the term hereof, Twenty-Five Thousand Dollars ($25,000) on the anniversary of the Effective Date;

                        (b) Twenty-Five Thousand Dollars ($25,000) on the later of either (i) three (3) months after the Effective Date or its anniversary, or (ii) three
                             (3) months after the date work on the PROJECT began, or the anniversary of such date; and

                        (c) Twenty-Five Thousand Dollars ($25,000) on (i) the three (3) month anniversary of the date of payment by SPONSOR under (b), and (ii) on each subsequent three (3) month anniversary of the date of payment by SPONSOR under (b), until the sum of all payments made by SPONSOR pursuant to this Section 3.1 in a given year equals One Hundred Thousand Dollars ($100,000).

                        SPONSOR shall continue to pay UNIVERSITY in accordance with the Initial Funding Rate until the earlier to occur of (i) SPONSOR achieving a cash balance position in excess of Twenty Million Dollars ($20,000,000), or (ii) entering into a Corporate Partnership (as defined in the License Agreement entered by the parties of even date herewith) for the development and commercialization of gene therapy products incorporating a human iNOS gene, such product(s) being within the scope of a valid, issued claim of a United States Patent owned solely by UNIVERSITY. Upon the occurrence of either such event, SPONSOR shall provide UNIVERSITY notice thereof, and thereafter SPONSOR shall pay to UNIVERSITY funding at an annualized rate of Two Hundred Thousand Dollars ($200,000) (the "Target Funding Rate") for the remainder of the term of this Agreement. SPONSOR shall implement the Target Funding Rate by doubling to Fifty Thousand Dollars ($50,000) each of the remaining payments specified in parts (a), (b), and (c) above.

                  3.2 UNIVERSITY costs shall follow the proposed budget as contained in Appendix A. UNIVERSITY shall keep accurate books and records with respect to all amounts expended on the PROJECT and SPONSOR shall have the right once per year to audit such books and records.

                  3.3 UNIVERSITY shall not spend any amounts on the conduct of the PROJECT except amounts provided by SPONSOR hereunder; provided, UNIVERSITY may expend grant funds provided by U.S. Government on the PROJECT. UNIVERSITY shall not expend any amount on capital equipment in excess of Ten Thousand Dollars ($10,000) without the prior written consent of SPONSOR.

         3.4 The amounts set forth in Section 3.1 shall be SPONSOR's full support of the research and shall cover all direct and indirect costs (including without limitation, overhead) of conducting such research.

    4.   REPORTS

         4.1 Every ninety (90) days following the beginning date of the PROJECT, UNIVERSITY shall provide SPONSOR with an interim written report describing activities, progress and results to date of the PROJECT. Within ninety (90) days after completion of the PROJECT by UNIVERSITY or termination of this Agreement under Section 10.0, UNIVERSITY shall provide a final written report to SPONSOR describing the services performed and such other information or data as may be specified in Appendix A. UNIVERSITY shall also, at SPONSOR's option, meet with SPONSOR to discuss the PROJECT and the interim and final reports.

         4.2 SPONSOR shall have the right to use such reports and data for any purpose, subject to Sections 6.2 and 9.4 and agrees to make no statement to actual or potential investors in SPONSOR inconsistent with Section 7.1 below.

    5.   INSURANCE

         5.1 UNIVERSITY shall provide the necessary Workers' Compensation and Employers' Liability insurance to meet statutory liability limits of the Commonwealth of Pennsylvania for the employees of UNIVERSITY involved in the PROJECT.

    6.   LIABILITY

         6.1 UNIVERSITY shall not be responsible or liable for any injuries or losses which may result from the implementation or use by SPONSOR or others of the results from the PROJECT or research data generated by UNIVERSITY.

         6.2 SPONSOR agrees to indemnify, defend and hold harmless UNIVERSITY, its trustees, officers, agents and employees (the "University Indemnitees") with respect to any expense, claim, liability, loss, damage, or costs (including reasonable attorneys' fees) in connection with or in any way arising out of the use by SPONSOR of the data or results from the PROJECT; provided, however, that SPONSOR shall have no such obligation to the extent that any such claim, liability, loss, damage or costs results from the negligence or willful misconduct of a University Indemnitee.

         6.3 UNIVERSITY agrees to indemnify, defend and hold harmless SPONSOR, its trustees, officers, agents and employees (the "Sponsor Indemnitees") with respect to any expense, claim, liability, loss, damage, or costs (including reasonable attorneys' fees) in connection with or in any way arising out of the conduct of the PROJECT at the UNIVERSITY; provided, however, that UNIVERSITY shall have no such obligation to the extent that any such claim, liability, loss, damage or costs results from the negligence or willful misconduct of a Sponsor Indemnitee.

    7.   DISCLAIMER OR WARRANTY

         7.1 Any information and materials furnished by UNIVERSITY pursuant to this Agreement are on an "as is" basis. UNIVERSITY disclaims any guarantee that the PROJECT will be successful, in whole or part. UNIVERSITY MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO SUCH INFORMATION AND MATERIALS, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, PATENTABILITY, OR THAT USE BY SPONSOR OF THE RESULTS OBTAINED WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER RIGHTS OF THIRD PARTIES. In no event shall UNIVERSITY be liable to SPONSOR for indirect, special, or consequential damages, such as loss or profits or inability to use the results obtained or any applications and derivations thereof.

    8.   INTELLECTUAL PROPERTY RIGHTS

         8.1 For purposes of this Agreement, "Inventions" shall mean inventions, discoveries and other intellectual property made or developed by UNIVERSITY employees or agents, whether or not patentable, during the term of this Agreement as it may be extended, relating to the PROJECT. Rights held by UNIVERSITY in any Inventions, including, without limitation, rights in and to patent applications and patents which may be obtained thereon, shall be deemed to be within the term "Patent Rights" as used in that certain License Agreement entered by and between UNIVERSITY and SPONSOR effective of even date herewith (the "License Agreement"), and shall be subject to the license granted Sponsor therein.

         8.2 Rights to Inventions, whether patentable or copyrightable or not, conceived, reduced to practice or otherwise made or developed solely by employees or agents of UNIVERSITY during the term of this Agreement, as it may be extended, relating to the PROJECT, shall belong to UNIVERSITY, and shall be subject to the License Agreement. Rights to Inventions, whether patentable or copyrightable or not, relating to the PROJECT made solely by employees or agents of SPONSOR shall belong to SPONSOR. Rights to Inventions, whether patentable or copyrightable or not, relating to the PROJECT made jointly by employees or agents of UNIVERSITY and employees or agents of SPONSOR, shall be jointly owned by UNIVERSITY and SPONSOR, and, with respect to UNIVERSITY's interest in any such jointly owned Invention, shall be subject to the license Agreement. It is recognized and understood that Dr. Billiar is conducting the research activity hereunder solely in his role as a faculty member of UNIVERSITY and not as an employee or agent of SPONSOR.

    9.   PUBLICATIONS

         9.1 SPONSOR recognizes that under UNIVERSITY policy, the results of UNIVERSITY Project must be publishable. UNIVERSITY agrees to submit to SPONSOR any proposed publication or presentation for prior review. SPONSOR shall, within sixty (60) days after receipt, advise in writing if there is any proprietary or patentable information which should not be disclosed at the present time.

                  9.2 Should SPONSOR desire to have information withheld from any proposed publication or presentation in order to seek protection of intellectual property rights, UNIVERSITY agrees not to publicly disclose such information for a period not to exceed six (6) months from the date of UNIVERSITY's submission to SPONSOR of any proposed publication or presentation.

                  9.3 UNIVERSITY acknowledges that it may be necessary for SPONSOR to disclose to UNIVERSITY information which SPONSOR considers proprietary or confidential in order to perform the Project. If SPONSOR considers any such information confidential, it shall be clearly marked "CONFIDENTIAL INFORMATION" and sent by SPONSOR in writing to the PRINCIPAL INVESTIGATOR, or orally disclosed to the PRINCIPAL INVESTIGATOR and reduced to writing by SPONSOR, clearly marked "CONFIDENTIAL INFORMATION" and delivered to the PRINCIPAL INVESTIGATOR within thirty (30) days of disclosure. Except as expressly necessary for the performance of the PROJECT, UNIVERSITY shall maintain such information as confidential, not disclose it to others, limit access to it to those employees with a need to know and take such action as shall be reasonably necessary to ensure that its employees will not disclose it to others.

                  9.4 Notwithstanding the foregoing, confidential, proprietary and trade secret information shall not include any of the following:

                        (a) information which is or becomes publicly available without fault by the receiving party;

                        (b) information which, as shown by written records, was known by the receiving party as of the Effective Date;

                        (c) information which, as shown by written records, is obtained by the receiving party from a third party with no obligation of confidentiality; or

                        (d) information which, as shown by written records, was independently developed by the receiving party by employees having no access to information under this Agreement.

         10.      TERMINATION

                  10.1 Either party may terminate this Agreement upon the material breach of the other, left uncured for more than sixty (60) days following written notice of such breach by the party not in breach. SPONSOR shall have the right to terminate this Agreement on notice to UNIVERSITY in the event of the death or other unavailability of PRINCIPAL INVESTIGATOR and the inability of the parties to agree to a substitute within thirty (30) days following such unavailability.

                  10.2 SPONSOR may terminate this Agreement with ninety (90) days notice to UNIVERSITY. Upon such an early termination of this Agreement, SPONSOR shall pay all costs for non-cancelable obligations accrued by UNIVERSITY as of the date of notice of such termination is given.

         11.      PUBLICITY

                  11.1 SPONSOR shall not use the name or trademarks of UNIVERSITY or the name of any UNIVERSITY personnel, in any publicity, advertising, or news release without the prior written approval of UNIVERSITY.

         12.      GOVERNING LAW

                  12.1 This Agreement shall be deemed to be a contract under, and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

         13.      MISCELLANEOUS

                  13.1 Nothing contained in this Agreement is to be construed to constitute UNIVERSITY and SPONSOR as partners or joint ventures of each other, or to constitute the employees, agents or representatives or either party as the employees, agents or representatives of the other party, it being intended that the relationship between UNIVERSITY and SPONSOR shall at all times be that of independent contractors. Neither party hereto shall have any express or implied right or authority to assume or create any obligation on behalf of, or in the name of, the other party; or to bind the other party to any contract, agreement or undertaking with any third party, SPONSOR agrees, warrants, and represents to UNIVERSITY, with the intention that UNIVERSITY may rely thereon, that SPONSOR does not now exercise, and will not during the term of this Agreement exercise any significant degree of control over UNIVERSITY's method of operation.

                  13.2 UNIVERSITY agrees that it is responsible for withholding and paying of appropriate taxing bodies, all statutory payroll taxes that are applicable to UNIVERSITY personnel to be supported under the Project.

                  13.3 Failure to either party hereto enforce any of the provision of this Agreement, or of any right with respect thereto, or failure to exercise any election provided for herein, shall in no way be considered a waiver of such provisions, rights or elections, or in any affect the validity of this Agreement. The failure by any party hereto to enforce any of such provisions, right or elections shall not prejudice such party from later enforcing or exercising the same or any other provisions, rights or elections which may have under this Agreement.

                  13.4 Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal or unenforceable, it shall be considered severed from the Agreement. All other provisions, rights and obligations shall continue without regard to the severed provisions, provided that the remaining provisions of the Agreement are in accordance with the intention of the parties. It is the further intention of the parties that in lieu of any provision which is invalid, illegal or unenforceable, there must be substituted or adds as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to this Agreement.

         13.5 This Agreement may not be and shall not be construed to have been modified, amended, rescinded, canceled or waived, in whole or in part, except in writing signed by the parties hereto and making specific reference to this Agreement.

         13.6 The headings used herein are included solely for the purpose of convenience, and shall not be used in any way to construe, modify, explain, enlarge, or restrict any of the provisions hereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives.

                                       UNIVERSITY OF PITTSBURGH
                                       OF THE COMMONWEALTH SYSTEM
                                       OF HIGHER EDUCATION

WITNESS:


-------------------------              By:
                                          -----------------------------------
                                       Typed Name: Michael Crouch
                                       Title: Director, Office of Research
                                       Date: ______________, 1996


                                       (SPONSOR) GENVEC, INC.


WITNESS:


-------------------------              By:
                                          -----------------------------------
                                       Typed Name:
                                                  ---------------------------
                                       Title:
                                             --------------------------------
                                       Date: ______________, 1996

                                    EXHIBIT C

                             TO LICENSE AGREEMENT

                  THE UNIVERSITY OF PITTSBURGH AND GENVEC, INC.

                            FOREIGN FILING COUNTRIES



                                        *

                                    EXHIBIT D

                                WARRANT AGREEMENT

         This WARRANT AGREEMENT is entered into as of this 3Oth day of June, 1996, by and between GENVEC, INC., a Delaware corporation with its principal place of business at 12111 Parklawn Drive, Rockville, Maryland 20852 (the "Company") and the UNIVERSITY OF PITTSBURGH - OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION, a Pennsylvania non-profit education corporation with its principal place of business at 911 William Pitt Union, Pittsburgh, Pennsylvania 15260 (the "Holder").

         WHEREAS, the Company and the Holder have entered into (i} a License Agreement, dated as of the date hereof (the "License Agreement"}, pursuant to which the Holder has granted to the Company an exclusive world-wide license for the Licensed Technology (as defined in the License Agreement), and (ii} a Sponsored Research Agreement, dated as of the date hereof (the "Research Agreement"), pursuant to which the Company will pay the Holder to perform certain research at the University of Pittsburgh; and

         WHEREAS, the Company agrees to grant to the Holder the rights set forth in this Warrant Agreement as part of the consideration for the Holder entering into the License Agreement and the Research Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements, undertakings and covenants set forth in this Warrant Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1. THE WARRANT. The Company hereby agrees to issue and sell to the Holder six hundred thousand (600,000) shares (the "Warrant Shares"), of the Company's common stock, par value $.01 per share ("Common Stock"), at an exercise price of two and a half U.S. dollars ($2.50) per share (the "Exercise Price"), subject to the vesting schedule described in Section 2 and the other provisions of this Warrant Agreement and upon the terms and conditions herein set forth. The Exercise Price and the number of Warrant Shares purchasable upon exercise of this Warrant Agreement are subject to adjustment from time to time as provided in Section 8 of this Warrant Agreement.

         2. VESTINQ SCHEDULE. The Holder's right to exercise this Warrant Agreement will vest in the following increments (the "Increments") upon the occurrence of the following events (the "Events"), each with respect to the Licensed Product (as defined in the License Agreement), or dates: (a) one sixth (1/6) of the Warrant Shares upon October 31, 1996; (b) one sixth (1/6) of the Warrant Shares upon the earlier of demonstration of efficacy in a pre-clinical large animal model of restenosis or January 31, 1998; (c) one sixth (1/6) of the Warrant Shares upon the earlier of initiation of a Phase I or a Phase I/II clinical trial or January 31, 1999; (d) one sixth (1/6) of the Warrant Shares upon the earlier of completion of the clinical trial in Subsection 2(c) of this Warrant Agreement or January 31, 2000; and (e) one third (1/3) of the Warrant Shares upon the Company entering into, by written agreement, a Major Corporate Partnership (as defined in the License Agreement) with Bayer AG, a German corporation, or the

Affiliates (as defined in the License Agreement) of Bayer AG within twelve(12) months of the Effective Date (as defined in the License Agreement); PROVIDED, HOWEVER, that, notwithstanding any provision of this Warrant Agreement, the Company will not be obligated to enter into a Major Corporate Partnership with Bayer AG, the Affiliates of Bayer AG or any other person or entity as a result of this Warrant Agreement. If, prior to the vesting in full of this Warrant Agreement pursuant to this Section, (i) either the Company or the Holder provides notice that it intends to terminate the License Agreement(and does not voluntarily revoke that notice of termination, in recognition of a cured breach pursuant to Section 13.2.2 of the License Agreement or otherwise, by written notice to the other party), pursuant to Section 13.2 of the License Agreement ("Terminates the License Agreement"), (ii) the License Agreement terminates, following notice by the Company that it intends to terminate the License Agreement, pursuant to Section 13.3 of the License Agreement, or (iii) the License Agreement otherwise terminates, the then unvested Increments will not vest and, as of the date of such termination notice pursuant to Section 13.2 of the License Agreement or termination pursuant to Section 13.3 of the License Agreement or otherwise, this Warrant Agreement will be null and void with respect to such unvested Increments (notwithstanding any notice period or period staying termination of the License Agreement under Section 13.2 of the License Agreement or any period staying termination of the License Agreement beyond the thirty (30) days or six (6) months notice period under Section 13.3 of the License Agreement; PROVIDED, HOWEVER, that if the License Agreement is reinstated voluntarily by both parties or through arbitration pursuant to
Section 13.2 of the License Agreement, this Warrant Agreement will similarly be reinstated, except that the Increments that were unvested as of the date of the termination notice or termination will vest upon the earlier of the respective Events or such respective dates as are reasonably agreed to by the parties or determined as a part of the arbitration). If, after any Increment vests, the Company Terminates the License Agreement or the License Agreement terminates pursuant to Section 13.3 of the License Agreement or otherwise, this Warrant Agreement will continue to be exercisable, to the extent of any then unexercised portion of the vested Increments, until the Expiration Date (as defined in Section 3 of this Warrant Agreement).

         3. EXPIRATION DATE. This Warrant Agreement, and the Holder's right to purchase any of the Warrant Shares, will expire and cease to be of force and effect at 5:00 p.m. Eastern Standard Time on the fifth (5th) anniversary of the date of this Warrant Agreement (the "Expiration Date"); PROVIDED, HOWEVER, that if the Company has not completed an initial public offering of shares of Common Stock (the "IPO") within two (2) years from the date of this Warrant Agreement, the "Expiration Date" will be the third (3rd) anniversary of the effective date of the IPO; PROVIDED FURTHER, that, notwithstanding any other provision of this Section or this Warrant Agreement, the "Expiration Date" will not be any later than the tenth (lOth) anniversary of the date of this Warrant Agreement.

         4. EXERCISE OF THIS WARRANT AGREEMENT. The Holder may exercise this Warrant Agreement, to the extent of any then unexercised portion of the vested Increments, at any time prior to the Expiration Date, in whole or in part, for amounts not less than one hundred thousand

(100,000) Warrant Shares subject to this Warrant Agreement, as adjusted from time to time as provided in Section 8 of this Warrant Agreement, by: (a) the surrender of this Warrant Agreement, with the Exercise Form attached hereto as Annex A properly completed and executed, at the principal office of the Company at 12111 Parklawn Drive, Rockville, Maryland 20852 or at such other office of the Company as the Company may designate by notice in writing to the holder of this Warrant Agreement, and (b) the delivery of a certified check, bank draft or wire transfer of immediately available funds, payable to the order of GenVec, Inc., in an amount equal to the then aggregate purchase price for the Warrant Shares being purchased upon such exercise. Upon receipt, by the Company on a business day, of this Warrant Agreement, the completed and executed Exercise Form and the then aggregate purchase price as provided in Subsections 4(a) and
(b) above, the Holder will be deemed to be the holder of record of the Warrant Shares issuable upon such exercise as of the close of business on the date of such receipt by the Company, and the Company will promptly execute or cause to be executed and delivered to the Holder, a certificate or certificates representing the aggregate number of Warrant Shares specified in the Exercise Form. If this Warrant Agreement is exercised only in part and has not expired, the Company will, at the time of delivery of said stock certificate or certificates, deliver to the Holder a new Warrant Agreement of like tenor evidencing the right of the Holder to purchase the remaining Warrant Shares then covered by this Warrant Agreement. The Company will pay all expenses, taxes (excluding any income taxes incurred by the Holder) and other charges payable in connection with the preparation, execution and delivery of stock certificates pursuant to this Section.

         5. REPRESENTATIONS OF THE COMPANY. The Company hereby represents and warrants to the Holder as follows:

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) This Warrant Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed by a duly authorized officer of the Company, and constitutes a valid and binding obligation of the Company.

         (c) Neither the execution and delivery of this Warrant Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the charter or bylaws of the Company or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Company.

         (d) Upon exercise of this Warrant Agreement and payment of the then aggregate purchase price by the Holder, the Warrant Shares deliverable hereunder will be duly issued, fully paid and nonassessable shares and free from all taxes, liens and charges with respect to the issuance thereof.

         6. REPRESENTATIONS OF THE HOLDER. The Holder hereby represents and warrants to the Company as follows:

         (a) The Holder is a non-profit education corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

         (b) The Holder is acquiring this Warrant Agreement, and will acquire the Warrant Shares issuable upon exercise of this Warrant Agreement, for investment for its own account and not with a view to, or for resale in connection with, any distribution of this Warrant Agreement or the Warrant Shares issuable upon exercise of this Warrant Agreement. The Holder understands that neither this Warrant Agreement nor the Warrant Shares issuable upon exercise of this Warrant Agreement have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and, as a result thereof, are subject to substantial restrictions on transfer. The Holder acknowledges that this Warrant Agreement and the shares issuable upon exercise of this Warrant Agreement must be held indefinitely, unless subsequently registered under the Securities Act and any applicable state securities laws or unless exemptions from registration under the Securities Act and such laws are available.

         (c) The Holder is an "accredited investor," as that term is defined in Rule 5Ol under the Securities Act.

         (d) The Holder is either (i) not an "Investment Company," as that term is defined in the Investment Company Act of 1940, or (ii) excluded from the definition of an Investment Company under Section 3(c)(1) of the Investment Company Act of 1940.

         (e) The Holder is a college, university or other public or private institution which has received exempt status under section 501(c)(3) of the Internal Revenue Code of 1986 (26 U.S.C.A. Section 501(c)(3)) and which has a total endowment of $30 million or more according to its most recent audited financial statements.

         7. SURVIVAL OF REPRESENTATIONS. The representations and warranties made in Sections 5 and 6 of this Warrant Agreement will survive the date of this Warrant Agreement and will expire upon the earliest of (a) the Expiration Date,
(b) if, before any Increment vests, the Company or the Holder Terminates the License Agreement or the License Agreement terminates pursuant to Section 13.3 of the License Agreement or otherwise, the date of the termination of the License Agreement, (c) if, after any Increment vests, the Company or the Holder Terminates the License Agreement or the License Agreement terminates pursuant to
Section 13.3 of the License Agreement or otherwise, the exercise of the entire unexercised portion of the vested Increments, or (d) the exercise of this Warrant Agreement for all of the remaining Warrant Shares purchasable upon exercise of this Warrant Agreement.

         8. CERTAIN ADIUSTMENTS. The Exercise Price at which Warrant Shares may be purchased and the number of Warrant Shares to be purchased upon exercise of this Warrant Agreement are subject to change or adjustment as follows:

         (a) STOCK DIVIDENDS, DISTRIBUTIONS, SUBDIVISIONS, COMBINATIONS OR RECLASSIFICATIONS. In case the Company (i) pays a dividend in shares of

Common Stock or makes a distribution in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock, (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issues, by reclassification of its shares of Common Stock, other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the surviving corporation), the number of Warrant Shares purchasable upon exercise of this Warrant Agreement will be adjusted so that the Holder will be entitled to receive the kind and number of Warrant Shares or other securities of the Company which it would have owned or have been entitled to receive after the happening of any of the events described above, if this Warrant Agreement had been exercised immediately prior to the happening of such event or any record date with respect thereto. Whenever the number of Warrant Shares purchasable upon the exercise of this Warrant Agreement is adjusted, as herein provided, the Exercise Price payable upon the exercise of this Warrant Agreement will be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator will be the number of Warrant Shares purchasable upon the exercise of this Warrant Agreement immediately prior to such adjustment, and of which the denominator will be the number of Warrant Shares purchasable immediately thereafter. An adjustment made pursuant to this Subsection 8(a) will become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. No adjustment in the number of Warrant Shares purchasable hereunder will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of Warrant Shares purchasable upon the exercise of this Warrant Agreement; PROVIDED, HOWEVER, that any adjustments which by reason of this restriction are not required to be made will be carried forward and taken into account in any subsequent adjustment. All calculations will be made to the nearest one-thousandth of a share.

         (b) PRESERVATION OF PURCHASE RIGHTS UPON MERQER, CONSOLIDATION, ETC. In case of any consolidation of the Company with or merger of the Company into another corporation or other entity or in case of any sale, transfer or lease to another corporation or other entity of all or substantially all the property of the Company, the Company or such successor or purchasing corporation or other entity, as the case may be, will, at its option, (i) if any Increment has vested, pay the Holder an amount in cash equal to the number of Warrant Shares then exercisable pursuant to this Warrant Agreement multiplied by the difference between (A) the then current market value of a Warrant Share (determined in such reasonable manner as may be prescribed by the Board of Directors of the Company or such successor or purchasing corporation or other entity, as the case may be, in its discretion) and(B) the then current Exercise Price, (ii) execute with the Holder an agreement that the Holder will have the right thereafter, upon vesting of any Increment and payment of the Exercise Price in effect immediately prior to such action, to purchase upon exercise of this Warrant Agreement the kind and amount of shares and other securities and property which the Holder would have owned or have been entitled to receive after the happening of such consolidation, merger, sale, transfer or lease had this Warrant Agreement been exercised immediately prior to such action, or (iii) combine its options under (i) and (ii) of this Subsection 8(b); PROVIDED, HOWEVER, that no adjustment in respect of cash dividends, interest or other income on or from such shares or other securities and property will be made during the term of this Warrant Agreement or upon the exercise of this Warrant Agreement. Any agreement executed under Subsection 8(b) (ii) or (iii) will provide for adjustments, which will be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. The provisions of this Subsection 8(b) will similarly apply to successive consolidations, mergers, sales, transfers or leases.

         (c) NO ADIUSTMENT FOR CASH DIVIDENDS. No adjustment in respect of any cash dividends will be made during the term of this Warrant Agreement or upon the exercise of this Warrant Agreement.

         9. FRACTIONAL SHARES. Fractional shares will not be issued upon the exercise of this Warrant Agreement, but in any case where the Holder would, except for the provisions of this Section, be entitled under the terms of this Warrant Agreement to receive a fractional share upon the exercise of this Warrant Agreement, the Company will, upon the exercise of this Warrant Agreement for the largest number of whole shares then called for, pay a sum in cash equal to the fraction ("F") represented by the fractional share multiplied by the difference of the then current market value ("MV") of a Warrant Share (determined in such reasonable manner as may be prescribed by the Board of Directors of the Company in its discretion) less the then current Exercise Price ("EP"):

             Sum in cash = (MV -EP) * F

         10. TAXES. The Company covenants and agrees that it will pay when due and payable any federal taxes and any taxes imposed by the State of Delaware, other than income taxes incurred by the Holder, in respect of the issue of this Warrant Agreement, or any Warrant Shares or certificates therefor upon the exercise of this Warrant Agreement pursuant to the provisions of this Warrant Agreement.

         11. NOTICE OF CERTAIN EVENTS. In case at any time the Company:

         (a) Terminates the License Agreement prior to the vesting in full of this Warrant Agreement;

         (b) proposes, by resolution of its Board of Directors, a stock dividend, distribution, subdivision, combination or reclassification of the shares of capital stock of the Company for which this Warrant Agreement is exercisable; or

         (c) proposes, by resolution of its Board of Directors, any capital reorganization or any reclassification or change of capital stock that affects the Warrant Shares of the Company or any consolidation, merger or sale of properties and assets of the type described in Section 8 of this Warrant Agreement; then, and in each of said cases, the Company will cause notice thereof to be delivered promptly to the Holder; PROVIDED, HOWEVER, that the Company need not deliver any separate notice pursuant to Subsection 11(a) if such notice is provided in accordance with the License Agreement and need not deliver any notice pursuant to Subsections 11(b) and 11(c) until after any Increment has vested and unless there exists a then unexercised portion of the vested Increments.

         12. RESERVATION OF SHARES. The Company will at all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the exercise of this Warrant Agreement, such number of its duly authorized shares of capital stock for which this Warrant Agreement is exercisable, and the appropriate number of shares of any stock into which such stock is convertible, as will from time to time be sufficient to effect the exercise of this Warrant Agreement.

         13. NO RIQHTS AS SHAREHOLDER; LIMITATION OF LIABILITY. This Warrant Agreement, as distinct from the shares for which this Warrant Agreement is exercisable, will not entitle the Holder to any of the rights of a shareholder of the Company. No provision of this Warrant Agreement, in the absence of affirmative action by the Holder to purchase the Warrant Shares, and no mere enumeration herein of the rights or privileges of the Holder, will give rise to any liability of the Holder for the purchase price or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

         14. TRANSFER RESTRICTIONS.

         (a) SECURITIES LAWS. NEITHER THIS WARRANT AGREEMENT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS WARRANT AGREEMENT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF NOR ANY INTEREST OR PARTICIPATION, HEREIN OR THEREIN MAY BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR IN ANY OTHER MANNER TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF EACH RELEVANT STATE, AND THE TERMS AND CONDITIONS HEREOF. EACH OF THE HOLDER OF THIS WARRANT AGREEMENT AND THE HOLDER OF THE SECURITIES ISSUABLE UPON EXERCISE HEREOF IS SUBJECT TO THE RESTRICTIONS HEREIN SET FORTH.

         (b) STOCK CERTIFICATE LEGEND. Each certificate for shares issued upon exercise of this Warrant Agreement will bear the following legend:

         "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended, or the securities laws of any State. Neither the shares nor any interest or participation in the shares may be sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of in the absence of such registration or exemption therefrom under such Act or such laws and an opinion {which will be in form and substance satisfactory to the Company) of counsel satisfactory to the Company that such registration is not required."

         {c) GENERAL RESTRICTIONS. The Holder may not transfer or assign this Warrant Agreement unless it is transferred or assigned to the purchaser of all of the outstanding capital stock or all or substantially all of the assets, including every right and interest the Holder may have in the Licensed Technology, of the Holder. The Company may deem and treat the person in whose name this Warrant Agreement is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and will not be affected by any notice to the contrary, until presentation of this Warrant Agreement to the Company for registration of transfer consistent with this Section. The holder of this Warrant Agreement further agrees that prior to any transfer of this Warrant Agreement, consistent with this Section, or any transfer of the shares issued upon exercise hereof, such holder will give written notice to the Company, together with a copy of the opinion of such holder's counsel as to the availability of exemption from registration under all applicable securities laws in connection with any such transfer (which opinion will be reasonably satisfactory to counsel for the Company).

         15. LOCK-UP. In connection with any public offering of shares of Common Stock, the Holder agrees to enter into a written agreement with the managing underwriters, if the managing underwriters demand or request such an agreement, in such form and containing such provisions as are required by the managing underwriters (except that such provisions will not be less favorable to the Holder than the provisions of agreements, if any, entered into by the managing underwriters with other holders of Common Stock or securities of the Company convertible into Common Stock) to preclude the Holder from directly or indirectly offering to sell, contracting to sell or otherwise disposing of any shares of Common Stock, any options or warrants to purchase shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock.

         16. MISCELLANEOUS.

         (a) AMENDMENTS AND WAIVERS. This Warrant Agreement and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party (or any predecessor in interest thereof) against which enforcement of the same is sought.

         (b) SUCCESSORS AND ASSIQNS. This Warrant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company and the heirs and permitted registered assigns and transferees of the Holder.

         (c) LOSS, THEFT, DESTRUCTION OR MUTILATION. Upon receipt by the Company of evidence reasonably satisfactory to it that this Warrant Agreement has been lost, stolen, destroyed or mutilated, and in the case of any lost, stolen or destroyed Warrant Agreement, a bond of indemnity reasonably satisfactory to the Company, or in the case of a mutilated Warrant Agreement, upon surrender and cancellation hereof, the Company will execute and deliver in the name of the registered holder of this Warrant Agreement, in exchange and substitution for the Warrant Agreement so lost, stolen, destroyed or mutilated, a new Warrant Agreement of like tenor with appropriate insertions and variations.

         (d) LAW GOVERNING. This Warrant Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

         (e) ENTIRE AQREEMENT. This Warrant Agreement and the attached Annex A constitute the full and entire understanding and agreement among the parties with regard to the subject of this Warrant Agreement and the attached Annex A, and supersede all prior agreements, understandings, inducements or conditions, express or implied, oral or written, with respect to the subject of this Warrant Agreement and the attached Annex A.

         (f) NOTICES. Unless otherwise provided, all notices, requests, demands and other communications required or permitted under this Warrant Agreement will be in writing and will be deemed to have been duly made and received: (i) upon personal delivery or confirmed facsimile to the party to be notified; (ii) three
(3) business days after deposit with the United States Post Office, by registered or certified mail or by first class mail, postage prepaid, addressed as set forth below; or (iii) one (1) business day after deposit with Federal Express or another reputable overnight courier (for next business day delivery), shipping prepaid, addressed as set forth below:

          (i) If to the Company, then to:

              GenVec, Inc.
              12111 Parklawn Drive
              Rockville, MD 20852

              ATTN: Chief Financial Officer

              with a copy to

              ATTN: Vice President -- Business Development

         (ii) If to the Holder, then to:

              University of Pittsburgh
              911 William Pitt Union
              Pittsburgh, PA 15260

              Attn: [Name]
                    [Title]

Either party may change the address to which communications are to be sent by giving five (5) business days' advance notice of such change of address to the other party in conformity with the provisions of this Section.

         (g) HEADINGS. The headings in this Warrant Agreement are for purposes of reference only and will not affect the meaning or construction or any of the provisions hereof.

         (h) EXECUTION; COUNTERPARTS. This Warrant Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears on such counterpart, and all of which will together constitute one and the same instrument. This Warrant Agreement will become binding when one or more counterparts of this Warrant Agreement, individually or taken together, bear the signatures of all of the parties to this Warrant Agreement and the seal of the Company.

         IN WITNESS WHEREOF, the parties have caused this Warrant Agreement to be duly executed and delivered as of the day and year first written above.


                                 UNIVERSITY OF PITTSBURGH


                                 By:   /s/ Jerome Cochren
                                    -------------------------------------------
                                    Name:  Jerome Cochren
                                    Title: Interim Vice Chancellor for Business


                                 GENVEC, INC.


                                 By:   /s/ Thomas W. D'Alonzo
                                    -------------------------------------------
                                    Thomas W. D'Alonzo
                                    President


Attest:

/s/ Charles A. Reinhart III
----------------------------------
Charles A. Reinhart III
Secretary

[Corporate Seal]

                                                                        ANNEX A

                                  EXERCISE FORM

        TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THE ATTACHED
                              WARRANT AGREEMENT OF

                                  GENVEC, INC.

         The undersigned, the record holder of the attached original, executed Warrant Agreement (the "Warrant Agreement"), pursuant to the provisions of the Warrant Agreement, hereby irrevocably elects to exercise the right, represented by the Warrant Agreement, to purchase ________________ Warrant Shares (as defined in the Warrant Agreement) covered by the Warrant Agreement, and herewith tenders payment in full therefor at the price per share provided by the Warrant Agreement.


                                            -----------------------------------

                                            By:
                                               --------------------------------
                                               Name:
                                               Title:

                                            Address:
                                                    ---------------------------

Dated:                        ,
      ------------------------  ------------